AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDMENT is dated as of May 17, 2012 (the “Amendment”), to the Transfer Agency Services Agreement between Brown Brothers Harriman & Co. (the “BBH”), a limited partnership organized under the State of New York and Exchange Traded Concepts Trust (formerly known as FaithShares Trust) (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940, as amended.

WHEREAS, BBH and the Trust are parties to a Transfer Agency Services Agreement dated September 28, 2009, (together with any schedules, exhibits, annexes thereto, and as otherwise modified, supplemented, and/or amended prior to the date hereof, the “Agreement”); and

WHEREAS, pursuant to the Agreement, BBH has been appointed by the Trust to provide transfer agency services to the series of shares (each a “Fund”) listed on Schedule A thereto; and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

ACCORDINGLY, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1. Amendments to the Agreement.

(A) Section 7 of the Agreement is hereby amended to include the provision below as 7 (j):

“(j) Without limiting the generality of any of the foregoing provisions, BBH shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the BBH); (ii) activities or statements of sales or wholesaler personnel who are employed by any distributor (or its affiliates); or (iii) the failure of any Authorized Participant to deposit with the Custodian sufficient collateral, or to provide additional collateral upon request by BBH, in connection with the monitoring services provided for herein on the Services Schedule; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by BBH from the Fund’s accounting agent or any other source on which BBH reasonably relies.”

(B) The Services as contemplated in Section 2 of the Agreement and as described in the Services Schedule is hereby amended to include the following provisions:

“Services Related to the Monitoring of Cash Collateral.

(a)	Monitor the collateralization levels as set forth in Authorized Participant Agreements in connection with cash collateral posted by Authorized Participants in connection with Creation Basket or activity.
(b)	Mark to market daily the value of such cash collateral using a pricing source from the Fund’s accounting agent or any other source on which BBH reasonably relies.
(c)	Monitor collateral levels daily and communicate calls for additional collateral to the Authorized Participants as necessary based upon daily collateral requirement calculations using ratios set forth in Participant Agreements.”

2. Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3. Miscellaneous.

(A) This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

(B) This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

(C) This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(D) The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.	Exchange Traded Concepts Trust

By: /s/ James R. Kent	By: _/s/ J. Garrett Steven
Name: James R. Kent	Name: J. Garrett Stevens
Title: Managing Director	Title: CEO